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                                                                       EXHIBIT 8


                 [Letterhead of Wachtell, Lipton, Rosen & Katz]

                             [Form of Tax Opinion]


                              ______________, 1998


Commercial Federal Corporation
2120 South 72nd Street
Omaha, Nebraska  68124

Ladies/Gentlemen:

     We have acted as special counsel to Commercial Federal Corporation, a Nebraska corporation ("Commercial Federal"), in connection with the proposed merger (the "Parent Merger") of First Colorado Bancorp, Inc., a Colorado corporation ("First Colorado"), with and into Commercial Federal, upon the terms and conditions set forth in the Reorganization and Merger Agreement, dated as of March 9, 1998, by and among Commercial Federal, Commercial Federal Bank, A Federal Savings Bank, a federally chartered savings bank and wholly-owned subsidiary of Commercial Federal ("CFB"), First Colorado and First Federal Bank of Colorado, a federally chartered savings bank and wholly-owned subsidiary of First Colorado ("FFBC") (the "Merger Agreement"). At your request, and pursuant to Section 7.1(g) of the Merger Agreement, we are rendering our opinion concerning certain federal income tax consequences of the Parent Merger and of the proposed merger (the "Bank Merger") of FFBC with and into CFB, upon the terms and conditions set forth in the Merger Agreement.

     For purposes of the opinion set forth below, we have relied, with the consent of Commercial Federal and the consent of First Colorado, upon the accuracy and completeness of the statements and representations (which statements and representations we have neither investigated nor verified) contained, respectively, in the certificates of the officers of Commercial Federal and First Colorado, dated the date hereof (copies of which are attached hereto and which are incorporated herein by reference), and have assumed that such certificates will be complete and accurate as of the Effective Time and as of the effective time of the Bank Merger. We have also relied upon the accuracy of the Registration Statement on Form S-4 filed with the Securities and Exchange Commission in connection with the Parent Merger and the Joint Proxy Statement/Prospectus included therein (together, the "Proxy Statement"). Any capitalized term used and not defined herein has the meaning given to it in the Merger Agreement.

     We have also assumed that (i) the transactions contemplated by the Merger Agreement, including the Parent Merger and the Bank Merger, will be consummated in accordance therewith and as described in the Proxy Statement, (ii) the Parent Merger will qualify as a statutory merger under the applicable laws of the States of Nebraska and Colorado and (iii) the Bank Merger will qualify as a statutory merger under the applicable laws of the United States.

     Based upon and subject to the foregoing, it is our opinion that, under currently applicable United States federal income tax law, (i) each of the Parent Merger and the Bank Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code, and (ii) no gain or loss will be recognized by First Colorado shareholders who receive solely Commercial Common Stock in exchange for shares of Bancorp Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in Commercial Common Stock).

                              Very truly yours,